Exhibit 99.1

News Release

Inquiries: Jeanne Leonard, Liberty Property Trust, 610.648.1704

Liberty Property Trust Announces Appointment of
Shawn Neuman as General Counsel

Wayne, PA — June 27, 2019 — Liberty Property Trust (NYSE: LPT) today announced that Shawn Neuman has been appointed Secretary and General Counsel, effective July 1, 2019. Mr. Neuman will succeed Herman Fala, who will remain with the company, serving as Senior Vice President — Senior Legal Advisor.

Currently Liberty’s senior vice president and deputy general counsel, Mr. Neuman joined the company in 2012 as associate real estate counsel. Prior to Liberty, he was a member of the Real Estate Practice Group at the law firm Cozen O’Connor, and was previously an associate in the law firms Wolf Block LLP and Schulte Roth & Zabel LLP. He is a graduate of the NYU School of Law.

“We are thrilled to have someone of Shawn’s caliber step into the role of general counsel,” said Bill Hankowsky, Liberty’s chairman and chief executive officer. “During his seven years with Liberty he has proved to be both a highly-skilled attorney and a leader who contributes to Liberty’s operations with business insight and acumen. We thank Herman for over 30 years of guidance and leadership, and we are very pleased we will continue to benefit from his knowledge and wisdom in his ongoing role with Liberty.”

About Liberty Property Trust

Liberty Property Trust (NYSE:LPT) is a leader in commercial real estate, serving customers in the United States and United Kingdom through the development, acquisition, ownership and management of superior logistics, warehouse, manufacturing, and R&D facilities in key markets. Liberty’s 108 million square foot operating portfolio provides productive work environments for 1,200 tenants.

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